Exhibit 99.2

FOR IMMEDIATE RELEASE

IMBRUVICA® (ibrutinib) Data Suggests Promise in Multiple Myeloma

•	Note: This press release corresponds to abstract 31.

SAN FRANCISCO, CA, December 6, 2014 – New IMBRUVICA® (ibrutinib) Phase II data announced here today by Pharmacyclics, Inc. (NASDAQ: PCYC) during the 56th American Society of Hematology (ASH) Annual Meeting suggests that IMBRUVICA demonstrates anti-tumor activity both as a single-agent and as combination therapy in heavily pre-treated patients with relapsed or relapsed/refractory multiple myeloma (MM). IMBRUVICA is jointly developed and commercialized by Pharmacyclics and Janssen Biotech, Inc.

“We are very encouraged by the data suggesting anti-tumor activity of IMBRUVICA in multiple myeloma, considering the benefit we have seen in patients with this difficult-to-treat B-cell malignancy,” said Thorsten Graef, M.D., Ph.D., Vice President, Clinical Science, Pharmacyclics. “We are committed to investigating and understanding the potential clinical utility of IMBRUVICA in other malignancies and among patients in need of safe and effective treatment options.”

Data from an open-label, Phase II dose escalation trial evaluated potential IMBRUVICA dosing regimens either as a monotherapy or in combination with dexamethasone 40mg in the treatment of 69 heavily pre-treated (relapsed or relapsed/refractory) patients. Efficacy and safety were assessed at four-week intervals using the International Myeloma Working Group (IMWG) response criteria for efficacy results and Common Terminology Criteria for AEs (CTCAE) to evaluate safety.

Heavily pre-treated patients (median of 4.5 prior lines of therapy) who received IMBRUVICA 840mg daily in combination with dexamethasone 40mg weekly (n=20) experienced the highest clinical benefit rate of 25%, including one partial response (PR) and four minor responses (MR). Also, an additional five patients (25%) showed sustained stable disease (SD; >4 cycles). IMBRUVICA-treatment in combination with dexamethasone resulted in positive responses and disease stabilization which led to a median progression-free survival (PFS) of 5.6 months. As a result of this trend toward improved efficacy and manageable toxicities, investigators expanded the treatment group per protocol design. Twenty-three additional patients are currently enrolled in this cohort; follow-up is ongoing. Based on these encouraging data, IMBRUVICA is currently being evaluated as a combination agent to treat relapsed/refractory multiple myeloma with agents such as carfilzomib. For more information about these trials, visit www.clinicaltrials.gov.

“IMBRUVICA has shown its effectiveness in other difficult-to-treat blood cancers, so the results of this dose escalation trial in multiple myeloma patients with relapsed/refractory disease is promising,” said Ravi Vij, M.D., MBBS,* Associate Professor of Medicine in the Division of Oncology at Washington University School of Medicine in St. Louis, MO, who presented these results in an oral presentation.

The safety profile of IMBRUVICA was tolerable, with similar AE rates across dosing cohorts. Across all cohorts, 57% of patients experienced Grade 3 or greater adverse events (AEs). The most commonly reported non-hematologic AEs of any grade were: diarrhea (51%); fatigue (41%); nausea (35%); dizziness (25%); and, muscle spasms (23%). Myelosuppression had an overall incidence of any grade anemia (29%), thrombocytopenia (23%), and neutropenia (7%), with 16%, 9% and 4% being Grade 3, respectively. Notably, there were no clinically meaningful differences among dose levels. Thirty-three percent of patients experienced a treatment-emergent serious AE. At the time of data cut-off, four patients remained on treatment; the most common reason for treatment discontinuation in 47% was progressive disease.

About Multiple Myeloma
Multiple Myeloma (MM) is a blood cancer that most commonly arises from B cells, a type of white blood cell (lymphocyte) that originates in the bone marrow.1 When B cells respond to an infection in the body, they normally mature and change into plasma cells.1 If there is only a single malignant plasma cell growth, it is called an isolated (or solitary) plasmacytoma. When there is more than one malignant plasma cell growth, it is known as MM.1 In 2014, approximately 24,050 new cases will be diagnosed and about 11,090 will die due to MM.2

About IMBRUVICA
IMBRUVICA (ibrutinib) is a first-in-class, oral, once-daily therapy that inhibits a protein called Bruton's tyrosine kinase (BTK).3 BTK is a key signaling molecule in the B-cell receptor signaling complex that plays an important role in the survival and spread of malignant B cells.3,4 IMBRUVICA blocks signals that tell malignant B cells to multiply and spread uncontrollably.3

IMBRUVICA is approved for the treatment of patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy, and for the treatment of CLL patients with del 17p,3 a genetic mutation that occurs when part of chromosome 17 has been lost.

IMBRUVICA is also approved for the treatment of patients with mantle cell lymphoma (MCL) who have received at least one prior therapy. Accelerated approval was granted for the MCL indication based on overall response rate (ORR). Improvements in survival or disease-related symptoms have not been established. Continued approval for the MCL indication may be contingent upon verification of clinical benefit in confirmatory trials.3

IMBRUVICA is being studied alone and in combination with other treatments in several blood cancers including chronic lymphocytic leukemia (CLL), small lymphocytic lymphoma (SLL), mantle cell lymphoma (MCL), Waldenström's macroglobulinemia (WM), diffuse large B-cell lymphoma (DLBCL), follicular lymphoma (FL), marginal zone lymphoma (MZL), multiple myeloma (MM) and other B-cell malignancies. Over 4,600 patients have been treated in clinical trials of IMBRUVICA conducted in 35 countries by more than 800 investigators. Currently, 13 Phase III trials have been initiated with IMBRUVICA and 55 trials are registered on www.clinicaltrials.gov. The overall clinical development program covers all lines of therapy and various combinations of treatments.

IMBRUVICA was one the first medicines to receive U.S. FDA approval via the new Breakthrough Therapy Designation pathway, and is the only product to have received three Breakthrough Therapy Designations.

INDICATIONS
IMBRUVICA is indicated to treat people with:

•	Chronic lymphocytic leukemia (CLL) who have received at least one prior therapy.
•	Chronic lymphocytic leukemia (CLL) with 17p deletion (a genetic mutation that occurs when part of chromosome 17 has been lost).
•	Mantle cell lymphoma (MCL) who have received at least one prior therapy
o
Accelerated approval was granted for this indication based on overall response rate. Improvements in survival or disease-related symptoms have not been established. Continued approval for this indication may be contingent upon verification of clinical benefit in confirmatory trials.

Patients taking IMBRUVICA for CLL should take 420 mg taken orally once daily (or three 140 mg capsules once daily).

Patients taking IMBRUVICA for MCL should take 560 mg taken orally once daily (or four 140 mg capsules once daily).

Capsules should be taken orally with a glass of water. Capsules should be taken whole. Do not open, break, split or chew the capsules.

IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

Hemorrhage - Grade 3 or higher bleeding events (subdural hematoma, gastrointestinal bleeding, hematuria, and post-procedural hemorrhage) have occurred in up to 6% of patients. Bleeding events of any grade, including bruising and petechiae, occurred in approximately half of patients treated with IMBRUVICA.

Infections - Fatal and non-fatal infections have occurred with IMBRUVICA therapy. Twenty-five % of patients with MCL and 26% of patients with CLL had Grade 3 or greater NCI Common Terminology Criteria for Adverse Events (CTCAE).

Cytopenias - Treatment-emergent Grade 3 or 4 cytopenias including neutropenia (23 to 29%), thrombocytopenia (5 to 17%), and anemia (0 to 9%) occurred in patients treated with IMBRUVICA.

Atrial Fibrillation - Atrial fibrillation and atrial flutter (6 to 9%) have occurred in patients treated with IMBRUVICA, particularly in patients with cardiac risk factors, acute infections, and a previous history of atrial fibrillation.

Second Primary Malignancies - Other malignancies (5 to 10%) including carcinomas (1 to 3%) have occurred in patients treated with IMBRUVICA. The most frequent second primary malignancy was non-melanoma skin cancer (4 to 8%).

Embryo-Fetal Toxicity - Based on animal studies, IMBRUVICA may cause fetal harm when administered to a pregnant woman. Women should be advised to avoid becoming pregnant while taking IMBRUVICA.

The most common adverse reactions include thrombocytopenia, diarrhea, neutropenia, anemia, fatigue, musculoskeletal pain, peripheral edema, upper respiratory tract infection, nausea, bruising, dyspnea, constipation, rash, abdominal pain, pyrexia, vomiting, and decreased appetite.

In MCL, fatal and serious cases of renal failure have occurred. Increases in creatinine 1.5 to 3 times the upper limit of normal occurred in 9% of patients.

For additional important safety information, please see Full Prescribing Information at http://www.imbruvica.com/downloads/Prescribing_Information.pdf.

Patient Access to IMBRUVICA
Patients who are prescribed IMBRUVICA can receive access support through a variety of programs:

•	The YOU&i Start™ program enables eligible patients who are experiencing insurance coverage delays to access free product for a limited time.
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The YOU&i Access™ Instant Savings Program helps commercially insured, eligible patients who have difficulties with out-of-pocket expenses for IMBRUVICA. Eligible patients may receive support to reduce their monthly out-of-pocket costs to $25 per month.

•	The YOU&i Access Service Center assists patients with all access-related administration issues.
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The Johnson & Johnson Patient Assistance Foundation (JJPAF), an independent, non-profit organization to which Pharmacyclics makes donations, allows patients who are deemed uninsured and eligible, and who qualify based on financial need, access to IMBRUVICA.

For more information about these comprehensive patient access programs, call or visit 1-877-877-3536 or www.IMBRUVICA.com.

About Pharmacyclics
Pharmacyclics, Inc. (NASDAQ: PCYC) is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. The company’s mission is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious medical healthcare needs, and to identify and control promising product candidates based on exceptional scientific development and administrative expertise, develop its products in a rapid, cost-efficient manner, and to pursue commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has three product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to commercialization. Pharmacyclics is headquartered in Sunnyvale, CA. To learn more, visit www.pharmacyclics.com. Follow our Twitter feed @pharmacyclics at http://twitter.com/pharmacyclics.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "goal", "should", "would", "project", "plan", "predict", "intend", "target" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

*Disclaimer: Dr. Vij serves as principal investigator of this Pharmacyclics-sponsored clinical study. He has served as an unpaid advisor to both Pharmacyclics and Janssen in developing the compound ibrutinib. Dr. Vij does not have a financial interest in either company.

Contacts:
Media Erica Jefferson Phone: 408-990-7313 Samina Bari Phone: 408-215-3169	Investors Ramses Erdtmann Phone: 408-215-3325	Physicians U.S. Medical Information 877-877-3536

IMBRUVICA is a registered trademark of Pharmacyclics, Inc.
SOURCE Pharmacyclics, Inc.

1 American Cancer Society. Multiple Myeloma. Available from: http://www.cancer.org/acs/groups/cid/documents/webcontent/003121-pdf.pdf. Accessed December 2014.
2 American Cancer Society. What are the key statistics about multiple myeloma. http://www.cancer.org/cancer/multiplemyeloma/detailedguide/multiple-myeloma-key-statistics. Accessed December 2014.
3 IMBRUVICA Prescribing Information, July 2014.
4 Genetics Home Reference. Isolated growth hormone deficiency. Available from: http://ghr.nlm.nih.gov/condition/isolated-growth-hormone-deficiency. Accessed December 2014.